UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  September 16, 2005

Date of earliest event reported:  September 14, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On September 14, 2005, Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of Northwest Airlines Corporation (the “Company”), entered into a new Management Compensation Agreement with Douglas M. Steenland.

The agreement contains a one-year non-compete provision that would prevent Mr. Steenland from leaving the Company to join another commercial airline.  The Company believes that it is critically important to maintain the continuity of its management team during these challenging times and that Mr. Steenland’s agreement to the one-year non-compete provision is one factor in achieving this goal.

The agreement also updates Mr. Steenland’s prior Management Compensation Agreement to reflect Mr. Steenland’s election as President & Chief Executive Officer of the Company and Northwest effective October 1, 2004. In addition, given the current financial condition of the Company and the airline industry generally, the agreement also was revised to include certain provisions that would be applicable should the Company file a petition under Chapter 11 of the Bankruptcy Code.

In connection with the pay and benefit reductions implemented for management employees in 2004, Mr. Steenland’s base salary and incentive compensation were reduced effective December 1, 2004.  Mr. Steenland’s new agreement does not make any changes in Mr. Steenland’s overall level of compensation.  The agreement therefore provides for the same base salary and the same target level of incentive compensation that Mr. Steenland was entitled to under his prior agreement.  The agreement continues Mr. Steenland’s arrangement under Northwest’s Supplemental Executive Retirement Plan on the same terms and conditions as his current arrangement under that plan.  Mr. Steenland has agreed to participate in future labor cost reductions imposed by Northwest, including reductions in his base salary and incentive compensation.

The agreement largely restates provisions contained in Mr. Steenland’s prior Management Compensation Agreement, including provisions relating to term, termination, severance and other benefits.  The agreement also requires that the Company make certain filings in the event the Company seeks relief under Chapter 11 of the Bankruptcy Code, under which the Company would seek the bankruptcy court’s approval to assume the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  September 16, 2005